5885 Hollis St Suite 100
Emeryville, ca 94608
phone: 510.740.7440
fax: 510.225.2401

Steven R. Mills
1300 Dickens Court
Monticello, IL 61856

March 23, 2012

Re: Offer of Employment with Amyris Inc.

Dear Steven:

On behalf of Amyris Inc. (“Amyris”), I am delighted to offer to you employment with Amyris. If you accept this offer and satisfy the conditions of acceptance set forth herein, your employment with Amyris will commence on May 2, 2012, under the following terms:

1.	Position

You will be employed full-time by Amyris as Chief Financial Officer, reporting to me, John Melo, CEO.

2.	Salary

Your base salary will be $450,000 per year ($37,500.00 per month) payable in accordance with Amyris' regular payroll schedule which is currently semi-monthly. Your salary will be subject to adjustment from time to time pursuant to Amyris' employee compensation policies then in effect; provided however, that your base salary shall not be adjusted to be lower than the amount stated above.

3.	Bonus

For the first two years of your employment, you will be eligible for an annual performance-based bonus of up to $150,000. Such bonus will be payable provided that (i) you achieve certain performance objectives which shall be established during the first month of your employment with Amyris, and (ii) you are still employed by Amyris at year-end and when the bonus is paid out. Thereafter you shall be eligible for a target annual performance-based bonus of up to at least 35% of your base salary.

4.	Equity

Following the commencement of your employment with Amyris, you shall be granted an option to purchase 420,000 shares of common stock of Amyris at the fair market value of the common stock on the date of grant. Such shares would vest as follows: (i) twenty-five percent (25%) upon completion of your twelfth (12th) month of employment, and (ii) the balance in a series of thirty-six (36) equal monthly installments upon completion of each additional month of employment with Amyris thereafter. In addition, following the commencement of your employment with Amyris, you shall be granted 250,000 restricted stock units (“RSUs”) that would vest as follows: (i) ten percent (10%) would vest upon completion of the first anniversary of your start date; ten percent (10%) would vest upon completion of your eighteenth (18th) month of employment; and the balance would vest upon the second anniversary of your start date. Such equity awards will be subject to Amyris' standard terms and conditions, including continuous service requirements, under its relevant equity incentive plan and grant documents.

5.	Relocation Expenses

Amyris shall pay to you a relocation stipend in the amount of $125,000 for use in connection with your move from Illinois to the San Francisco Bay Area. This stipend shall be paid within fifteen (15) days after the commencement of your employment and may be used at your discretion. In the event that you terminate your employment with Amyris before the completion of twelve (12) months of employment (other than as a result of a Constructive Termination (as defined below)), you agree to promptly repay Amyris one hundred percent (100%) of the relocation stipend by personal check or other negotiable instrument, less any amounts which have been paid in taxes based on your income from the relocation stipend.

So long as you are employed by Amyris and provide reasonable documentation of the relevant expenses Amyris will reimburse you for the following:

•	Up to six (6) months of rental expense for an apartment in the San Francisco Bay Area in order to provide you with enough time to secure permanent accommodations; and

•	Up to eight (8) round trip (San Francisco, California to Monticello, Illinois) air fares per year for two (2) years for you and Betsy Mills.

To assist in your transition and successful integration into the culture of Amyris, Amyris will also provide you with a personal professional coach during your first six months of employment to be selected by mutual agreement.

6.	Benefits

You will be eligible to participate in the employee benefits and benefit plans that are available to full-time employees of Amyris subject to the terms of such plans. Currently, these include (i) twelve (12) paid holidays, (ii) 4 weeks of paid vacation (pro-rated by hiring date), (iii) up to six (6) days of paid sick leave per year (pro-rated by hiring date), (iv) medical insurance, (v) dental insurance, (vi) supplemental health and flexible spending accounts, (vii) group term life insurance, (viii) accidental death & disability insurance, (ix) long-term disability insurance, and (x) 401K plan. You will also be eligible to receive paid access to gym facilities. The terms of your benefits will be governed by the applicable plan documents and Amyris' policies. Enclosed is an Employee Benefit Overview.

7.	Termination of Employment

A.Resignation Other Than Constructive Termination and Termination by Amyris for Cause. If you resign your employment with Amyris following your start date other than as a result of a Constructive Termination (as defined below) or if Amyris terminates your employment for Cause (as defined below) at any time, you will receive your base salary as well as any accrued but unused vacation (if applicable) earned through the effective resignation or termination date and no additional compensation.

B.Termination by Amyris other than for Cause or Result of Constructive Termination. If Amyris terminates your employment for any reason other than Cause or you resign as a result of a Constructive Termination, Amyris shall pay to you, any base salary and accrued but unused vacation that is earned through the effective termination date and, conditioned on your (1) signing and not revoking a release of any and all claims, in a form prescribed by Amyris, and (2) returning to Amyris all of its property and confidential information that is in your possession, you will receive the following: 1

(i) Continuation of your base salary for six (6) months beyond the effective termination date, payable in accordance with the regular payroll practices of Amyris.

(ii) If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of your employment, then Amyris shall pay your monthly premium under COBRA for six (6) months following the effective termination date.

(iii) If your employment is terminated by Amyris for any reason other than for Cause or you resign as a result of a Constructive Termination within your first year of employment, a portion of your options granted under Section 4 above will vest as follows: the number of shares that shall vest shall be equal to the number obtained by multiplying the number of shares of common stock subject to the option granted pursuant to Section 4 by a fraction, the numerator of which shall be the number of complete months you have been employed by Amyris up to the date of termination and the denominator of which shall be forty-eight (48).

C.Termination Following Change of Control.

(i) If, during the first two (2) years of your employment with Amyris, there is a Change of Control event (as defined below), and Amyris terminates your employment without Cause or you resign as a result of a Constructive Termination within six (6) months of that event, then you will be eligible to receive the benefits provided in Section 7(B) above, as well as immediate accelerated vesting of a percentage the RSUs to be granted to you under Section 4 above (the “RSU Award”), conditioned on your complying with the requirements of Section 7(B) above, according to the following schedule:

•	Within the first twelve (12) months of your employment, ten percent (10%) of the total RSUs subject to the RSU Award.

•	From the thirteenth (13th) month of your employment through the eighteenth (18th) month of your employment, ten percent (10%) of the total RSUs subject to the RSU Award.

•
From the nineteenth (19th) month of your employment through the second anniversary of your start date, the number of RSUs equal to the number obtained by multiplying the total number of the then unvested RSUs subject to the RSU Award by a fraction, the numerator of which shall be the number of complete months after your eighteenth (18th) month of employment that you have been employed by Amyris up to the date of termination and the denominator of which shall be six (6).

(ii) If during any time after the end of your second year of employment with Amyris. there is a Change of Control event and Amyris terminates your employment without Cause or you resign as a result of a Constructive Termination within six (6) months of that event, then you will be eligible to receive the benefits provided in Section 7(B) above, as well as immediate accelerated vesting of fifty percent (50%) of any of the then unvested shares under your outstanding options as of the date of termination conditioned on your complying with the requirements of Section 7(B) above.

___________________________
1 Depending on the size of the option and RSU grants and the value of the shares at termination, the severance payments may become subject to IRC Section 280G.

D.Definitions. For all purposes under this Agreement the following terms shall have the meanings ascribed below:

(i) A termination for “Cause” shall mean a determination that your employment be terminated following your start date for any of the following reasons: (1) repeated failure or continued refusal following written notice by Amyris to comply in any material respect with lawful policies, standards or regulations of Amyris, (2) a violation of a federal or state law or regulation applicable to the business of Amyris, (3) conviction or plea of no contest to a felony or to a misdemeanor involving moral turpitude under the laws of the United States or any State, (4) fraud or misappropriation of property belonging to Amyris or its affiliates, (5) material non-performance, non-compliance or interference with any third party's performance of the terms of any confidentiality, invention assignment or proprietary information agreement with Amyris or with a former employer, (6) your failure to satisfactorily perform your duties as assigned from time to time by Amyris after having received written notice of such failure and at least thirty (30) days to cure such failure, or (7) your intentional misconduct or gross negligence in connection with the performance of your duties.

(ii) “Constructive Termination” shall mean a resignation of your employment following your start date within thirty (30) days of the occurrence of any of the following events: (1) a material reduction in your responsibilities, (2) a material reduction in your total compensation, unless such reduction is comparable in percentage to, and is part of, a reduction in the total compensation of all or substantially all executive officers of Amyris, or (3) a relocation of your principal office to a location more than fifty (50) miles from the location of your current principal office.

(iii) “Change of Control” shall mean (1) a merger, reorganization, consolidation or other transaction (or series of related transactions of such nature) pursuant to which more than fifty percent (50%) of the voting power of all outstanding equity securities of Amyris is transferred by the holders of Amyris's outstanding shares (excluding a reincorporation to effect a change in domicile), (2) a sale of all or substantially all of the assets of Amyris, or (3) any other transaction or series of related transactions, in which Amyris' stockholders immediately prior to such transaction or transactions own immediately after such transaction less than fifty percent (50%) of the voting equity securities of the surviving corporation or its parent.

8.	Amyris' Policies

As an employee of Amyris, you will be subject to, and expected to comply with its policies and procedures, personnel and otherwise, as such policies are developed and communicated to you.

9.	“At-Will” Employment

Subject to the terms of this letter, your employment with Amyris is “at-will”. This means that it is not for any specified period of time and can be terminated by you or by Amyris at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as Amyris' personnel policies and procedures, may be changed at any time in the sole discretion of Amyris. However, the “at-will” nature of your employment shall remain unchanged during your tenure as an employee of Amyris and may not be changed, except in an express writing signed by you and by Amyris' Chief Executive Officer.

10.	Full-Time Service to Amyris

Amyris requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by Amyris. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by Amyris, you must first receive permission from the Chief Executive Officer of Amyris. It is acknowledged that you are currently serving on the Board of Directors of Black Hills Corporation and Amyris hereby consents to the continuation of such service. Amyris will allow you to serve on a maximum of two boards during your tenure as CFO of Amyris, provided that (i) your service as a member of any other boards of directors is subject to pre-approval by the Board of Directors or Nominating and Governance Committee of Amyris, and (ii) you understand and acknowledge that you may be required to resign as a member of a board of directors of another company if the Board of Directors or Nominating and Governance Committee of Amyris determines in its reasonable judgment that continued service on such board of directors creates a conflict of interest with respect to your service as an employee and the Chief Financial Officer of Amyris.

11.	Conditions of Offer

In order to accept this offer, and for your acceptance to be effective, you must satisfy the following conditions:

•	You must provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment.

•	You must agree in writing to the terms of the enclosed Proprietary Information and Inventions Agreement (“PIIA”) without modification.

•
You must consent to, and Amyris must obtain satisfactory results from, reference and background checks. Until you have been informed in writing by Amyris that such checks have been completed and the results satisfactory, you may wish to defer reliance on this offer.

•	You must agree in writing to the terms of the enclosed Mutual Agreement to Binding Arbitration (“Arbitration Agreement”) without modification.

By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person or entity that may be an impediment to your employment with, or your providing services to, Amyris as its employee; and (ii) you have not and shall not bring onto Amyris' premises, or use in the course of your employment with Amyris, any confidential or proprietary information of another person or entity to whom you previously provided services.

12.	Tax Compliance

For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from Amyris or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Section 13 are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

13.	Entire Agreement

Provided that the conditions of this offer and your acceptance are satisfied, this letter together with the enclosed PIIA and Arbitration Agreement (collectively, the “Offer Documents”) shall constitute the full and complete agreement between you and Amyris regarding the terms and conditions of your employment. The Offer Documents cancel, supersede and replace any and all prior negotiations, representations or agreements, written and oral, between you and Amyris or any representative or agent of Amyris regarding any aspect of your employment. Any change to the terms of your employment with Amyris, as set forth in this letter, must be in an individualized writing to you, signed by the Chief Executive Officer of Amyris to be effective.

Please confirm your acceptance of this offer by signing and returning the enclosed copy of this letter as well as the PIIA and Arbitration Agreement to me by April 2, 2012. If not accepted by you as of that date, this offer will expire. We look forward to having you join Amyris. If you have any questions, please do not hesitate to contact me at (510) 740-7440.

Sincerely,

/s/ John G. Melo

John G. Melo
Chief Executive Officer

I HAVE READ AND ACCEPT THIS EMPLOYMENT OFFER:

/s/ Steven R. Mills                        March 23, 2012
Steven R. Mills                         Date

Enclosures